Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of 6,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated July 29, 2004, and July 29, 2004, except for Note 11, as to which the date is June 1, 2005, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended June 30, 2004 and included in its Current Report on Form 8-K, respectively, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 1, 2005